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Exhibit 5.1

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
www.gracinmarlow.com

October 21, 2014

The Board of Directors
CVSL Inc.
2400 North Dallas Parkway, Suite 230
Plano, Texas 75093

Ladies and Gentlemen:

We have acted as counsel to CVSL Inc., a Florida corporation (the "Company"), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-1 (File No. 333-196155) (the "Registration Statement") by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the sale by the Company of up to 7,666,667 shares (the "Shares") of common stock par value $0.0001 per share (the "Common Stock"), including up to 1,000,000 shares of Common Stock for which the underwriters have been granted an over-allotment option. The Shares are to be sold by the Company pursuant to an underwriting agreement by and among the Company and the several Underwriters named therein (the "Underwriting Agreement"), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement, will be legally issued, fully paid and non-assessable under the laws of the State of Florida.

We express no opinion as to matters governed by any laws other than the laws of the State of Florida and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                                                                        Very truly yours,

                                                                                        /s/ Gracin & Marlow, LLP

                                                                                        Gracin & Marlow, LLP

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  Exhibit 5.1